                                                                  Exhibit 10.42


                           ASSETS PURCHASE AGREEMENT

                                 by and among

                       CLEAR CHANNEL BROADCASTING, INC.

                                      and

                   CLEAR CHANNEL BROADCASTING LICENSES, INC.


                                      and

                                RADIO ONE, INC.

                            Concerning the Sale of

                                Radio Stations

                             WENZ-FM and WERE(AM),
                                Cleveland, Ohio

                               TABLE OF CONTENTS

                                                                      Page
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ARTICLE 1 PURCHASE OF ASSETS

 1.1 TRANSFER OF ASSETS...............................................  2
 1.2 EXCLUDED ASSETS..................................................  2
 1.3 APPORTIONMENT OF CONTRACTS.......................................  3
 1.4 RETAINED PORTION OF WERE(AM) TOWER SITE..........................  4
     1.4.1 SUBDIVISION OF WERE TOWER PROPERTY.........................  4
     1.4.2 PROCEDURE FOR SUBDIVISION..................................  5

ARTICLE 2 ASSUMPTION OF OBLIGATIONS...................................  5

 2.1 ASSUMPTION OF OBLIGATIONS........................................  5
 2.2 RETAINED LIABILITIES.............................................  5

ARTICLE 3 CONSIDERATION...............................................  6

 3.1 DELIVERY OF CONSIDERATION........................................  6
 3.2 ESCROW DEPOSIT...................................................  6
 3.3 PRORATION OF INCOME AND EXPENSES; TRADE AGREEMENTS ADJUSTMENT
 3.4 ALLOCATION OF PURCHASE PRICE.....................................  7

ARTICLE 4 CLOSING.....................................................  7

 4.1 CLOSING..........................................................  8
 4.2 UNWIND...........................................................  8

ARTICLE 5 GOVERNMENTAL CONSENTS.......................................  8

 5.1 FCC CONSENT AND DEPARTMENT OF JUSTICE CONSENT....................  8
 5.2 FCC APPLICATION..................................................  8
 5.3 HSR APPLICATION..................................................  9

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER.....................  9

 6.1 ORGANIZATION AND STANDING........................................  9
 6.2 AUTHORIZATION AND BINDING OBLIGATION.............................  9
 6.3 QUALIFICATION.................................................... 10
 6.4 ABSENCE OF CONFLICTING AGREEMENTS OF REQUIRED CONSENTS........... 10
 6.5 LITIGATION....................................................... 10
 6.6 COMMISSIONS OR FINDER'S FEES..................................... 10
 6.7 AVAILABILITY OF FUNDS............................................ 10

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER.................... 10

 7.1 ORGANIZATION AND STANDING........................................ 11
 7.2 AUTHORIZATION AND BINDING OBLIGATION............................. 11
 7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS........... 11
 7.4 GOVERNMENT AUTHORIZATIONS........................................ 11
 7.5. COMPLIANCE WITH FCC REGULATIONS................................. 12
 7.6 TAXES............................................................ 12
 7.7 PERSONAL PROPERTY................................................ 12
 7.8 REAL PROPERTY.................................................... 12
 7.9 CONTRACTS........................................................ 14
 7.10 STATUS OF CONTRACTS, ETC........................................ 14
 7.11 ENVIRONMENTAL................................................... 14
 7.12 INTELLECTUAL PROPERTY........................................... 14
 7.13 PERSONNEL INFORMATION........................................... 14

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 7.14 LITIGATION.....................................................  15

 7.15 COMMISSIONS OR FINDER'S FEES...................................  15
 7.16 INSURANCE......................................................  15
 7.17 COMPLIANCE WITH LAWS...........................................  15
 7.18 FINANCIAL INFORMATION..........................................  16

ARTICLE 8 COVENANTS OF BUYER.........................................  16

 8.1 CLOSING.........................................................  16
 8.2 NOTIFICATION....................................................  16
 8.3 NO INCONSISTENT ACTION..........................................  16
 8.4 ACCOUNTS RECEIVABLE.............................................  16

ARTICLE 9 COVENANTS OF SELLER........................................  17

 9.1 SELLER'S PRE-CLOSING COVENANTS..................................  17
 9.2 NOTIFICATION....................................................  19
 9.3 NO INCONSISTENT ACTION..........................................  19
 9.4 CLOSING.........................................................  19
 9.5 COOPERATION WITH RESPECT TO FINANCIAL INFORMATION...............  19

ARTICLE 10 JOINT COVENANTS...........................................  19

 10.1 CONFIDENTIALITY................................................  19
 10.2 COOPERATION....................................................  20
 10.3 CONTROL OF STATIONS............................................  21
 10.4 CONSENTS TO ASSIGNMENT.........................................  21
 10.5 FILINGS........................................................  21
 10.6 EMPLOYEE MATTERS...............................................  21
 10.7 SECTION 1031 ASSET EXCHANGE....................................  22
 10.8 TRUST..........................................................  22
 10.9 STUDIO LOCATION................................................  23
 10.10 LEASE WITH PURCHASER OF WNCX-FM...............................  23

ARTICLE 11 CONDITIONS OF CLOSING BY BUYER............................  23

 11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS......................  23
 11.2 GOVERNMENTAL CONSENTS..........................................  24
 11.3 TRUST..........................................................  24
 11.4 GOVERNMENTAL AUTHORIZATIONS....................................  24
 11.5 ADVERSE PROCEEDINGS............................................  24

ARTICLE 12 CONDITIONS OF CLOSING BY SELLER...........................  24

 12.1 REPRESENTATIONS, WARRANTIES AND COVENANTS......................  24
 12.2 GOVERNMENTAL CONSENTS..........................................  25
 12.3 ADVERSE PROCEEDINGS............................................  25
 12.4  JACOR CLOSING.................................................  25
 12.5 TRUST..........................................................  25
 12.6 WNCX LEASE.....................................................  25

ARTICLE 13 TRANSFER TAXES; FEES AND EXPENSES.........................  25

 13.1 EXPENSES.......................................................  25
 13.2 TRANSFER TAXES AND SIMILAR CHARGES.............................  25
 13.3 GOVERNMENTAL FILING OR GRANT FEES..............................  25

ARTICLE 14 DOCUMENTS TO BE DELIVERED AT CLOSING......................  26

 14.1 SELLER'S DOCUMENTS.............................................  26
 14.2 BUYER'S DOCUMENTS..............................................  26

ARTICLE 15 SURVIVAL; INDEMNIFICATION; ETC............................  27

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 15.1 SURVIVAL OF REPRESENTATIONS, ETC...............................  27
 15.2 INDEMNIFICATION................................................  27
 15.3 PROCEDURES; THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS......  28

ARTICLE 16 TERMINATION RIGHTS........................................  29

 16.1 TERMINATION....................................................  29
 16.2. LIABILITY.....................................................  30
 16.3. MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES.....  30
 16.4 SELLER'S LIQUIDATED DAMAGES....................................  31
 16.5 SURVIVAL.......................................................  31

ARTICLE 17 MISCELLANEOUS PROVISIONS..................................  31

 17.1 CASUALTY LOSS..................................................  31
 17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS...................  31
 17.3 FURTHER ASSURANCES.............................................  32
 17.4 BENEFIT AND ASSIGNMENT.........................................  32
 17.5 AMENDMENTS.....................................................  32
 17.6 HEADINGS.......................................................  33
 17.7 GOVERNING LAW..................................................  33
 17.8 NOTICES........................................................  33
 17.9 COUNTERPARTS...................................................  34
 17.10 NO THIRD PARTY BENEFICIARIES..................................  34
 17.11 SEVERABILITY..................................................  34
 17.12 ENTIRE AGREEMENT..............................................  34

                        LIST OF SCHEDULES AND EXHIBITS


Schedule   1.1.5  Programming Materials, Etc.
           1.2.8  Miscellaneous Excluded Assets
           7.4    Station Licenses, Etc.
           7.7    Tangible Personal Property
           7.8    Real Property
           7.9    Contracts
           7.11   Environmental Matters
           7.12   Intellectual Property
           7.13   Personnel Information
           7.14   Litigation
           7.16   Insurance
           7.17   Compliance with Laws
           10.6   Retained Employees


Exhibit
     A  Approximation of Retained Property
     B  Deposit Escrow Agreement
     C  Assignment and Assumption Agreement

                           ASSETS PURCHASE AGREEMENT
                           -------------------------

     THIS ASSETS PURCHASE AGREEMENT (this "Agreement") is made and entered this 29th day of March, 1999, by and among CLEAR CHANNEL BROADCASTING, INC., a Nevada corporation ("CCB"), and CLEAR CHANNEL BROADCASTING LICENSES, INC., a Nevada corporation ("CCBL") (together, "Seller"), and RADIO ONE, INC., a Delaware corporation ("Buyer").

                                   RECITALS
                                   --------

     WHEREAS, Seller owns and operates radio stations WENZ-FM and WERE(AM), Cleveland, Ohio (each, individually a "Station" and together, the "Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC");

     WHEREAS, Clear Channel Communications, Inc., the parent of Seller ("Clear Channel Parent") and CCU Merger Sub, Inc., a Delaware corporation ("Clear Channel Merger Sub"), have entered into that certain Agreement and Plan of Merger, dated October 8, 1998, as amended November 11, 1998 (the "Jacor Agreement"), with Jacor Communications, Inc., a Delaware corporation ("Jacor"), pursuant to which Jacor will merge with and into Clear Channel Merger Sub;

     WHEREAS, Buyer and Seller desire that prior to, or simultaneously with, the consummation of the transactions contemplated in the Jacor Agreement (the "Jacor Closing"), in order to comply with certain regulatory limits, Seller will sell and Buyer will purchase certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein; and

     WHEREAS, Seller and Buyer hereby desire that Seller may, at Seller's option upon notice to Buyer and with prior FCC consent, assign the assets and licenses of the Stations to a trustee ("Trustee") who would operate and maintain the Stations between the closing under the Jacor Agreement and the Closing Date hereunder, pursuant to a trust agreement (the "Trust"), and upon such circumstances, the Trustee would be charged with consummation of the transactions contemplated hereunder on Seller's behalf and would be required to perform Seller's duties hereunder with respect to the Station Assets held in the Trust.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                              PURCHASE OF ASSETS
                              ------------------

     1.1  Transfer of Assets.  On the terms and subject to the conditions
          ------------------
hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be which are used exclusively in the operation of the Stations and which are
                                                                   ---
specifically described in this Section 1.1, excluding the Excluded Assets as hereafter defined (the "Station Assets"):

          1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority, including without limitation those issued by the FCC with respect to the Stations (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses"), which are used exclusively in connection with the operation of the Stations as described in Schedule 7.4, along with renewals or modifications of
                         ------------
such items between the date hereof and the Closing Date;

          1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used exclusively in connection with the operation of the Stations and which are
                                                             ---
listed in Schedule 7.7, and less any retirements or dispositions thereof made
          ------------
between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller;

          1.1.3 all Time Sales Agreements (as defined in Section 2.1), all Trade Agreements (as defined in Section 2.1), all Real Estate Contracts (as defined in Section 7.8), and all other contracts, agreements, leases and legally binding contractual rights, written or oral, relating to the operation of the Stations which are listed in Schedule 7.8 or Schedule 7.9, together with all
                             ------------    ------------
contracts, agreements, leases and legally binding contractual rights entered into or acquired by Seller or the Trustee, as the case may be, between the date hereof and the Closing Date in the ordinary course of business which relate to the operation of the Station Assets and which are consistent with Section 9.1.4(e) (collectively, the "Contracts");

          1.1.4 all of Seller's rights in and to the call letters "WENZ-FM" and "WERE(AM)" as well as Seller's rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material, jingles, slogans, logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used exclusively in connection with the operation of the Stations and which are listed in
                                                 ---
Schedule 7.12 (collectively, the "Intellectual Property");
-------------

          1.1.5 all programming materials and elements of whatever form or nature owned by Seller that are used exclusively in connection with the operation of the Stations, and which are
                           ---
listed on Schedule 1.1.5, whether recorded on tape or other medium or intended
          --------------
for live performance;

          1.1.6 Seller's rights in and to all the files, documents, records, and books of account (or copies thereof) relating exclusively to the operation of the Stations or to the Station Assets, including the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports and filings with the FCC, all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees and operation matters; but excluding records relating solely to any of the Excluded Assets (as hereinafter defined); and

          1.1.7 real property owned in fee by Seller which relates exclusively to the Stations, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon, and which is described in
                                                       ---
Schedule 7.8.
------------

          The Station Assets shall be transferred to Buyer free and clear of all liens, liabilities, encumbrances or rights of third parties whatsoever ("Liens"), except for (i) Assumed Liabilities as provided for in Section 2.1,
(ii) liens for taxes not yet due and payable and for which Buyer receives a credit pursuant to Section 3.3.1, (iii) such easements, rights of way, building and use restrictions, exceptions, reservations and limitations as do not in any material way detract from the value of the property subject thereto or in any material way interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Stations, (iv) such non-monetary liens and encumbrances as do not in any material way detract from the value of the property subject thereto or in any material way interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Stations, and (v) those permitted encumbrances listed on
Schedule 7.7 (collectively, "Permitted Liens").
------------

     1.2  Excluded Assets.  Notwithstanding anything to the contrary contained
          ---------------
herein, it is expressly understood and agreed that the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

          1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

          1.2.2 all accounts receivable or notes receivable arising in connection with the operation of the Stations prior to the Closing Date;

          1.2.3 all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business of Seller between the date of this Agreement and the Closing Date;

          1.2.4 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business of Seller;

          1.2.5 Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving or relating to the Station Assets or the operation or operations of the Stations;

          1.2.6 contracts of insurance, and all insurance proceeds or claims made thereunder, except as provided in Section 17.1;

          1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

          1.2.8  any right, property or asset described in Schedule 1.2.8, or
                                                           --------------
any right, property or asset not specifically described in Section 1.1 herein;

          1.2.9 such portion of any Contract that is apportioned other than to Buyer pursuant to Section 1.3 hereof; and

          1.2.10 such portion of any Owned Real Estate that is retained by Seller or otherwise not transferred to Buyer pursuant to Section 1.4 hereof.

     1.3  Apportionment of Contracts. Notwithstanding anything to the contrary
          --------------------------
contained herein, it is expressly understood and agreed that certain of the Contracts are jointly used by and among WNCX-FM and one or both of the Stations. Upon Closing, as to those Contracts used in common by WNCX-FM and by one or both of the Stations, Seller will equitably allocate the rights and obligations thereunder between the owner of WNCX-FM and Buyer in accordance with: (a) the allocation in the contract (which shall control, if applicable); (b) industry practice, if applicable; (c) quantifiable proportionate benefit; and (d) reasonable allocation or accommodation, as determined by Seller. The parties shall cooperate to effect such an equitable allocation, and, upon Closing Buyer shall assume those contracts and leases assigned to it hereunder (whether such assignment is in whole or allocated), and neither Seller nor the owner of WNCX-FM shall have any obligations with respect to such contracts, or portions thereof, allocated to Buyer.

     1.4  Retained Portion of WERE(AM) Tower Site.
          ---------------------------------------

          1.4.1  Subdivision of WERE Tower Property.  Notwithstanding anything
                 ----------------------------------
to the contrary contained herein, the parties acknowledge and agree that the parcel of Owned Real Estate on which the WERE(AM) radio transmission towers (the "WERE Towers") are located (the "WERE Tower Property") may, at Seller's election (which may be exercised before or after Closing), be subdivided into two or more separate parcels by Seller (if possible, prior to Closing), which subdivision may include an easement for access to a portion of the WERE Tower Property that will not be conveyed to Buyer at Closing and which would extend over the portion of the WERE Tower Property that will be conveyed to Buyer at Closing (the portion of the WERE Tower Property not being conveyed to Buyer, the "Retained Property"). Seller contemplates as of the date hereof that the Retained Property will consist of: (i) the portion of the WERE Tower Property west of the WERE Towers, and (ii) the north-eastern portion of the WERE Tower Property connecting to Ridge Road (approximately 100 feet x 750 feet), each approximately as indicated on Exhibit A. Any subdivision contemplated in this Section 1.4 shall be at
   ---------
Seller's sole expense, and the Retained Property shall be an Excluded Asset.

          1.4.2  Procedure for Subdivision. If one or more of the subdivisions
                 -------------------------
contemplated in this Section 1.4 is not completed prior to Closing, the entire WERE Tower Property (less the portion, if any, as to which a subdivision has been completed) shall be conveyed to Buyer on the condition that, if the subdivision occurs within two years after the Closing, Buyer shall reconvey the Retained Portion to Seller or Seller's designee promptly after such subdivision has occurred. If Seller elects to subdivide the WERE Tower Property, the parties shall use their reasonable best efforts to reach mutual agreement on each of the following: (a) if an easement for access is required in connection with all or a portion of the Retained Property, a form of easement agreement (the "Easement Agreement") designating the location of any required ingress and egress for the Retained Property and the parties' rights to use and responsibilities for maintaining any such easement, and (b) a form of restrictive covenant (the "Restrictive Covenant") encumbering the Retained Property and benefiting the remainder of the WERE Tower Property, and providing that the use and ownership of the Retained Property shall not (i) interfere with or damage the operation of the WERE Towers and any interference or damage caused by Seller or an agent of Seller shall be remedied at Seller's sole expense, or (ii) impair the obligations of the owner of the conveyed portion of the WERE Tower Property as landlord under the WNCX Lease (defined below) or the lease(s) with Educational Television Association of Metropolitan Cleveland. Any Easement Agreement or Restrictive Covenant shall be executed, delivered and recorded in connection with the Closing, or, if the subdivision is not then completed, upon reconveyance of the Retained Property to Seller.


                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

     2.1 Assumption of Obligations. Subject to the provisions of this Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, Buyer shall assume, pay, satisfy, discharge and perform in accordance with the terms thereof the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations and liabilities arise out of or are related to activities, events or transactions occurring prior to the Closing
Date) under the Contracts, including (a) all agreements for the sale of advertising time on the Stations for cash and at prices consistent with Seller's ordinary course of business ("Time Sales Agreements"); and (b) all agreements which are for consideration other than cash, such as merchandise, services or promotional consideration arising in the ordinary course of business of Seller and listed on Schedule 7.9 hereto ("Trade Agreements"). All of the foregoing
              ------------
liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2  Retained Liabilities.  Notwithstanding anything contained in this
          --------------------
Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities.


                                   ARTICLE 3
                                 CONSIDERATION
                                 -------------

     3.1  Delivery of Consideration.  In consideration for the sale of the
          -------------------------
Station Assets to Buyer, in addition to the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined), deliver to Seller TWENTY MILLION DOLLARS ($20,000,000) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Sections 3.2 and 3.3 below (the "Purchase Price").

     3.2  Escrow Deposit.
          --------------

          3.2.1 Within one (1) business day of the execution and delivery of this Agreement, Buyer, Seller and The Fifth Third Bank, as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of Exhibit B hereto (the "Deposit Escrow Agreement") pursuant to which Buyer
   ---------
shall deposit the amount described below as a deposit on the amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.

          3.2.2 Buyer shall wire transfer TWO MILLION DOLLARS ($2,000,000) to the Deposit Escrow Agent's trust account pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"), and at the Closing, the Escrow Deposit shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyer. As more fully described in the Deposit Escrow
Agreement: (a) in the event of Buyer's material breach of this Agreement and Seller shall not at such time be in material breach of this Agreement, the Escrow Deposit, plus any interest earned thereon, shall be paid to Seller as liquidated damages as provided in Section 16.4 hereto for Buyer's material breach of this Agreement (the payment of such sum to Seller shall discharge any liability Buyer may have to Seller hereunder other than in connection with any FCC, Escrow Agent or other fees to the extent payable by Buyer hereunder), unless Seller elects to specifically enforce the Agreement pursuant to the provisions of Section 16.3; and (b) in the event this Agreement is terminated under any circumstances other than a Closing hereunder or those set forth in the immediately preceding clause (a), the Escrow Deposit and the interest accrued thereon shall be paid to Buyer.

     3.3  Proration of Income and Expenses; Trade Agreements Adjustment  .
          -------------------------------------------------------------

          3.3.1 Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, music and other license fees, utility expenses, amounts due or to become due under Contracts to the extent provided in Section 3.3.3 hereof, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained.

          3.3.2 On the Closing Date, Seller shall deliver to Buyer a report, dated as of the Closing Date (the "Closing Date Trade Report"), which report lists all Trade Agreements included in the Station Assets and the contract end date for each Trade Agreement together with an itemized statement of the aggregate value of time owed ("Barter Payable") and the aggregate value of goods and services to be received ("Barter Receivable") pursuant to each of the Trade Agreements. To the extent that the aggregate value as reflected on the Closing Date Trade Report of the Stations' Barter Payable is $30,000 more than the aggregate value as reflected on the Closing Date Trade Report of the Barter Receivable, Buyer shall be entitled to receive a credit against the Purchase Price at Closing to the extent Barter Payable exceeds Barter Receivable by more than $30,000.

          3.3.3 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) days of the Closing Date.

          3.3.4 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.3 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. Notwithstanding the foregoing, if the aggregate amount in dispute is $5,000 or less, the disputed amount shall be shared equally by Buyer and Seller.

     3.4  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among the Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (the cost of which shall be paid by Seller), and such appraisal and allocation shall be completed prior to Closing unless otherwise agreed to by the parties. Seller and Buyer agree to use the allocations determined pursuant to this Section 3.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE 4
                                    CLOSING
                                    -------

     4.1  Closing.  Except as otherwise mutually agreed upon by Buyer and
          -------
Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur on the later to occur of: (a) (i) the satisfaction or waiver of the conditions to closing contained herein (excluding conditions that by their terms cannot be satisfied until the Closing Date), and provided that each party hereto shall use its reasonable commercial efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date;
(ii) obtaining the FCC Consent (as defined in Section 5.1), (iii) obtaining the DOJ Consent (as defined in Section 5.1), and (iv) the date of closing under the Jacor Agreement, unless waived by Seller, or (b) such other date as may be mutually agreed by the parties hereto (the "Closing Date"). The Closing shall be held in the offices of Seller's counsel, or at such place and in such manner as the parties hereto may agree.

     4.2  Unwind.  If the FCC Consent is reversed or otherwise set aside and
          ------
there is an order of the FCC (or a court of competent jurisdiction) that is no longer subject to judicial or other review denying or disapproving the assignment of the Stations Licenses to Buyer or returning, or requiring the reassignment of, the Stations Licenses to CCBL (an "FCC Denial"), Buyer shall assign to CCBL the Stations Licenses and reconvey to CCB the other Station Assets, and Seller shall pay to Buyer the Purchase Price and reassume the contracts and leases assigned and assumed at Closing, all on a mutually agreeable date within thirty (30) days of any FCC Denial (or, if earlier, within the time required by such order). In connection herewith, Buyer and Seller shall each execute such documents and make such payments as are necessary to give effect thereto. Each party further agrees to execute such documents, instruments and agreements, and take such other action, as may be necessary to implement any such transaction and carry out the intent of this Section 4.2 in the event of an FCC Denial. In the event that Seller is precluded from having the Stations Licenses and Station Assets assigned and reconveyed to it because of restrictions imposed by the FCC and/or DOJ, then Seller and Buyer will cooperate to assign and convey the Stations Licenses and Station Assets to a mutually-agreeable third party. Any excess or deficiency between the Purchase Price and the amount paid by such third-party buyer of the Stations shall be split evenly between the Buyer and Seller. This Section shall survive the Closing, but shall terminate on the date the FCC Consent becomes final.


                                   ARTICLE 5
                             GOVERNMENTAL CONSENTS
                             ---------------------


     5.1  FCC Consent and Department of Justice Consent.  It is specifically
          ---------------------------------------------
understood and agreed by Buyer and Seller that the Closing, the assignment of the Stations Licenses and the transfer of the Station Assets are expressly conditioned on and are subject to the prior consent and approval of (i) the FCC without the imposition of any conditions materially adverse to either party or their respective Affiliates (the "FCC Consent") and (ii) the United States Department of Justice ("DOJ") without the imposition of any conditions materially adverse to either party or their respective Affiliates ("DOJ Consent").

     5.2  FCC Application.  If the same has not already been filed as of the
          ---------------
time of the execution hereof, then within three (3) business days after the execution of this Agreement,

Buyer and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective Affiliates, such party shall use its reasonable best efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review and the other party shall cooperate in such efforts; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

     5.3   HSR Application.    If the same has not already been filed as of
           ---------------
the time of the execution hereof, then within ten (10) business days after the execution of this Agreement, Buyer and Seller shall make any and all required governmental filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby, and shall use their best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation. Buyer and Seller will notify each other of all correspondence, filings or communications between such party or its representatives, on the one hand, and the applicable governmental agencies or committees, on the other hand, with respect to this Agreement and the transaction contemplated hereby. Buyer and Seller will furnish each other with such necessary information and reasonable assistance as such other parties may request in connection with their preparation of all filings pursuant to the HSR Act.


                                  ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof:

     6.1  Organization and Standing.  Buyer is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of the State of Delaware, and at the time of Closing will be authorized to conduct business in the State of Ohio.

     6.2  Authorization and Binding Obligation.  Buyer has all necessary power
          ------------------------------------
and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

     6.3  Qualification.  Buyer is legally, financially and otherwise
          -------------
qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. To the best knowledge of Buyer, there are no facts that would, under existing law and the existing rules, regulations and policies of the FCC, disqualify Buyer as an assignee of the Stations Licenses or as the owner and
operator of the Station Assets.   No waiver of any FCC rule or policy is
necessary to be obtained for the grant of the application for the assignment of the Stations Licenses to Buyer.

     6.4  Absence of Conflicting Agreements of Required Consents.  Except as
          ------------------------------------------------------
set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of incorporation, operating agreement, or by-laws of Buyer or with any other similar instrument of corporate governance; (b) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

     6.5  Litigation. There is no claim, litigation, proceeding or investigation
          ----------
pending or, to the best of Buyer's knowledge, threatened against Buyer, that could reasonably be expected to materially adversely affect Buyer's ability to perform its obligations pursuant to this Agreement. Buyer is not in violation of any law, regulation, or ordinance or any other requirement of any governmental body or court which could reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

     6.6  Commissions or Finder's Fees'.  Neither Buyer nor any person or
          -----------------------------
entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto, except to Media Ventures Partners, whose fees shall be paid by Buyer, and Buyer shall hold harmless and indemnify Seller therefor.

     6.7  Availability of Funds.  Buyer has available as of the date hereof
          ---------------------
sufficient funds to enable it to pay the Escrow Deposit as called for herein and in the Escrow Agreement, and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.


                                   ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof:

     7.1  Organization and Standing.  Seller is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of the State of Nevada, is authorized to conduct business within the State of Ohio, and has the power and authority to own, lease and operate the Station Assets and to carry on the business of the Stations as now being conducted and as proposed to be conducted between the date hereof and the Closing Date.

     7.2  Authorization and Binding Obligation.  Seller has the power and
          ------------------------------------
authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

     7.3  Absence of Conflicting Agreements or Required Consents.  Except as
          ------------------------------------------------------
set forth in Article 5 with respect to governmental consents and in Schedule 7.8
                                                                    ------------
or Schedule 7.9 with respect to consents required in connection with the
   ------------
assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) do not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's articles of incorporation, bylaws or other charter documents or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Station Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Station Assets is now subject; and (d) will not result in the creation of any Liens on any of the Station Assets.

     7.4  Government Authorizations.
          -------------------------

          7.4.1  Schedule 7.4 hereto contains a true and complete list of the
                 ------------
Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Stations).

          7.4.2 Seller is the authorized legal holder of the Stations Licenses and the other licenses, permits and authorizations listed in Schedule 7.4,
                                                             ------------
which, except as set forth in Schedule 7.4, are in full force and effect, in
                              ------------
good standing and are, to the knowledge of Seller, unimpaired by any act of Seller or its directors, officers, employees, agents or Affiliates, and none of which is subject to any restrictions or conditions which would limit in any respect the full operation of the Stations as now operated.

          7.4.3  Except as set forth in Schedule 7.4, there are no applications,
                                        ------------
complaints, petitions or proceedings pending or, to Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations.
The operations of the Stations are in material compliance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule 7.4.
                             ------------

          7.4.4  Except as set forth in Schedule 7.4, all material reports,
                                        ------------
forms, and statements required to be filed by Seller with the FCC with respect to the Stations since the acquisition of the Stations by Seller have been filed.

          7.4.5  Except as set forth in Schedule 7.4, to the best knowledge of
                                        ------------
Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the Stations Licenses or cause the Stations Licenses and the other licenses, permits and authorizations listed in Schedule 7.4 not to be
                                                         ------------
renewed in their ordinary course.

     7.5.  Compliance with FCC Regulations.  Except as set forth in Schedule
           -------------------------------                            --------
7.4, the operation of the Stations and all of the Station Assets are in
---
compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to Seller's knowledge, there are no existing claims to the contrary.

     7.6  Taxes.  Except where failure to do so would not have a material
          -----
adverse affect on the business or operations of the Stations, Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it.

     7.7  Personal Property.  Schedule 7.7 hereto contains a list of all
          -----------------     ------------
material items of tangible personal property owned by Seller which are used exclusively in the conduct of the business and operations of the Stations, and which are to be conveyed to Buyer pursuant to the terms of this Agreement.

Schedule 7.7 also separately lists any material tangible personal property
------------
leased by Seller pursuant to leases included within the Contracts. Except as disclosed in Schedule 7.7, Seller has, or at the Closing will have, and
             ------------
following the Closing, Buyer will have, good and marketable title to all of the Station Assets (other than those subject to lease) and none of the Station Assets is, or at the Closing will be, subject to any Liens or title defects, except for Permitted Liens. The Station Assets include all of the assets, properties, interests and rights of whatsoever kind or nature, real or personal, tangible or intangible owned or leased necessary to conduct the business and operations of the Stations as now conducted.

     7.8  Real Property.
          -------------

          7.8.1  Schedule 7.8 hereto contains a complete and accurate list and
                 ------------
description of: (a) all real property or the relevant portions thereof (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) owned by Seller and used by Seller exclusively in connection with the operations of the Stations (the "Owned Real Estate"); and (b) all real property or the relevant portions thereof (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) not owned by Seller and used by Seller exclusively in connection with the operations of the Stations pursuant to agreements, leases and other contracts (the "Real Estate Contracts").

          7.8.2  The Real Estate Contracts listed on Schedule 7.8 and Schedule
                                                     ------------     --------
7.9 are in full force and effect and are valid, binding and enforceable in
---
accordance with their terms. Seller enjoys quiet possession of all real property subject to the Real Estate Contracts. Seller is not in material default under any Real Estate Contract nor, to Seller's knowledge, is any other party thereto, and there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Contracts. Seller has delivered to Buyer true and complete copies of all Real Estate Contracts.

          7.8.3 Seller has, or at Closing will have, good, marketable and insurable fee simple title to the Owned Real Estate free and clear of any Liens, except for Permitted Liens. Seller has good and marketable leasehold interests in the real estate subject to the Real Estate Contracts (where the Real Estate Contract is a lease), free and clear of any Liens, except for Permitted Liens.

          7.8.4 Seller has full legal and practical access to all of the real property described in Schedule 7.8. The Owned Real Estate, together with the
                      ------------
real estate subject to the Real Estate Contracts, includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as now conducted. To Seller's knowledge, all buildings, structures, towers, antennae, improvements and fixtures comprising part of the real properties owned or leased by Seller are in good and sound operating condition, have no latent structural, mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted.

          7.8.5 The WERE Tower Property less the Retained Property will be sufficient for: (a) the ownership and operation of the WERE Towers, (b) the tower and other transmission facilities of WNCX-FM, and (c) satisfaction of any obligation owing to Educational Television Association of Metropolitan Cleveland under leases relating to WVIZ transmission facilities on the WERE Tower Property. All of the representations and warranties made by Seller with respect to the Station Assets, the Owned Real Estate and any other terms that include the WERE Tower Property shall be deemed to be made both with respect to the entire WERE Tower Property and with respect to the WERE Tower Property excluding the Retained Property, including but not limited to the representations that the Owned Real Estate includes all real property necessary to conduct the business and operations of the Stations as now conducted, and that use or ownership of the Station Assets is not in violation of any laws (including but not limited to any zoning or land use ordinances).

     7.9  Contracts.  Schedule 7.9 lists all material Contracts respecting the
          ---------   ------------
Stations (excepting Time Sales Agreements, which are not separately listed but which are consistent with Section 2.1(a)) to which Seller is a party and which are to be assigned to Buyer pursuant to the terms of this Agreement, as of the date of this Agreement. Those Contracts, if any, requiring the consent of a third party to assignment are identified with an asterisk on Schedule 7.9.
                                                             ------------

     7.10  Status of Contracts, Etc.  Except as set forth on Schedule 7.9, all
           ------------------------                          ------------
of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all written and oral Contracts, and is not in material default beyond any applicable grace periods under any thereof and, to Seller's knowledge, no other contracting party is in material default under any thereof.

     7.11  Environmental.  Except as set forth in Schedule 7.11, to Seller's
           -------------                          -------------
knowledge, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to the Station Assets which are used or useful in the operation of the Stations, including but not limited to the FCC's guidelines regarding RF radiation. To Seller's knowledge, the technical equipment included within the Station Assets which are used or useful in the operation of the Stations does not contain any PCBs. No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601 et seq., Toxic Substances Control Act, 15 U.S.C.
                                -- ---
(S)(S) 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42
            -- ---
U.S.C. (S)(S) 6901 et seq. or any other applicable federal, state and local
                   -- ---
environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged by Seller or at Seller's direction or to Seller's knowledge are currently located in, on, under, or about the Owned Real Estate or property used pursuant to Real Estate Contracts, including the transmitter sites, or contained in the tangible personal property included within the Station Assets which are used or useful in the operation of the Stations.

     7.12  Intellectual Property.  Schedule 7.12 hereto is a true and complete
           ---------------------   -------------
list of all Intellectual Property applied for, registered or issued to, and owned by Seller or under which Seller is a licensee which is used in the conduct of the Seller's business and operations of the Station Assets which is being transferred to Buyer pursuant to this Agreement. Except as set forth on

Schedule 7.12, Seller's right, title and interest in the Intellectual Property
-------------
as owner or licensee, as applicable, is free and clear of all Liens and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party.

     7.13  Personnel Information.
           ---------------------

          7.13.1  Except as disclosed in Schedule 7.13, Seller is not a party to
                                         -------------
any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller relating to the Stations. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Stations.

          7.13.2  Except as disclosed in Schedule 7.13, Seller has complied in
                                         -------------
all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes ("Employment Laws"); provided,
                                                                      --------
however, that Seller's representation under this Section 7.13.2 is made only to
-------
the extent Buyer could have liability as a result of Seller's noncompliance with Employment Laws.

     7.14  Litigation.  Except as set forth in Schedule 7.14, Seller is not
           ----------                          -------------
subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Station Assets, and, except as set forth in Schedules 7.4 and
                                                          -------------
7.14, there is no litigation, administrative action, arbitration, proceeding or
----
investigation pending or, to the knowledge of Seller, threatened against the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes.

     7.15  Commissions or Finder's Fees'.  Neither Seller nor any person or
           -----------------------------
entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

     7.16  Insurance.  Seller now has in force adequate fire and other risk
           ---------
insurance covering the full replacement value of the Station Assets and shall cause such insurance to be maintained in full force until the Closing Date. Except as set forth in Schedule 7.16, Seller also shall maintain in full force
                       -------------
until the Closing Date, adequate general public liability insurance with respect to the Station Assets in amounts consistent with broadcasting industry standards for similar stations.

     7.17  Compliance With Laws.  Except as set forth in Schedule 7.17, Seller
           --------------------                          -------------
is not in violation of, and has not received any notice asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Station Assets with, any applicable statute, rule or regulation, whether federal, state or local, that would have a material adverse effect on the Stations. Seller is not in material default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relate to the transactions contemplated hereby or that would have a material adverse effect on the Stations. Except where failure to do so would not have a material adverse affect on the Stations, Seller is in full compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and its present use of the Station Assets does not violate any of such laws, regulations or orders.

     7.18  Financial Information. Seller has furnished Buyer with an unaudited
           ---------------------
income statement and balance sheet for the Stations for calendar year 1998. This financial information: (i) has, to Seller's best knowledge and belief, been prepared in accordance with generally accepted accounting principles applied on a consistent basis through the period involved; and (ii) fairly presents in all material respects the information relating to the Stations set forth therein as of the date and for the period indicated.

                                    ******

     Except with respect to Section 7.4, whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to Seller's knowledge, it shall mean, as to each Station, to the actual knowledge of each Station's respective general manager.


                                  ARTICLE 8
                              COVENANTS OF BUYER
                              ------------------

     8.1  Closing.  Subject to Article 11 hereof, on the Closing Date, Buyer
          -------
shall purchase the Station Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

     8.2  Notification.  Buyer will provide Seller prompt written notice of
          ------------
any material change in any of the information contained in the representations and warranties made in Article 6. Buyer shall also promptly notify Seller of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

     8.3  No Inconsistent Action.  Buyer shall not take any action which (i)
          ----------------------
is materially inconsistent with its obligations under this Agreement; (ii) would cause any representation or warranty of Buyer contained herein to be or become false or invalid; or (iii) could unreasonably hinder or delay the consummation of the transactions contemplated by this Agreement. In the event any fact relating to Buyer which would cause the FCC to deny its consent to the transactions contemplated by this Agreement comes to Buyer's attention, Buyer shall promptly notify Seller thereof and will use its reasonable efforts to take such steps as are necessary to remove such impediment to the FCC's consent to the transactions contemplated by this Agreement, including but not limited to, refraining from entering into agreements to acquire, time broker, or sell time for, any stations in the Stations' market, divesting any stations purchased or contracted for after the date hereof which the FCC advises Buyer and Seller, whether orally or otherwise, will impede the timely grant of the FCC Consent, and/or terminating any agreements to acquire, time broker, or sell time for, any stations in the Stations' market.

     8.4  Accounts Receivable. Buyer acknowledges that all accounts receivable
          -------------------
arising prior to the Closing Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Seller Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of one hundred eighty (180) days from the Closing Date ("Collection Period"), Buyer agrees to collect the Seller Accounts Receivable for the Stations in the normal and ordinary course of Buyer's business and will apply all such amounts collected to the debtor's oldest account receivable first, except that any such accounts collected by Buyer from persons who are also indebted to Buyer may be applied to Buyer's account if expressly directed by the debtor if there is a bona fide dispute between Seller and such account debtor with respect to such account and in which case the Buyer shall notify the Seller of such dispute and after such notification Seller shall have the right to pursue collection of such account and to avail itself of all legal remedies available to it. Except as set forth in the previous sentence, during the Collection Period, neither Seller nor its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Buyer's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. After the Collection Period, Buyer agrees to reasonably cooperate with Seller, at Seller's expense (including reimbursement of actual expenses reasonably incurred by Buyer in connection with such cooperation), as to any litigation or other collection efforts instituted by Seller to collect any delinquent Seller Accounts Receivable. Any amounts relating to the Seller Accounts Receivable that are paid directly to the Seller shall be retained by the Seller, but Seller shall provide Buyer with notice of any such payment. Within twenty (20) days after the end of each month end during the Collection Period, Buyer shall make a payment to Seller equal to the amount of all collections of Seller Accounts Receivable during the preceding month, less any commissions then owing and paid (but not paid or prorated for at Closing) to salespersons or agencies for ads to which such collected Seller Accounts Receivable related, and no later than twenty (20) days following the conclusion of the Collection Period, Buyer shall make a payment to Seller equal to the amount of all collections of Seller Accounts Receivable during Collection Period not previously paid to Seller. At the end of the Collection Period, any remaining Seller Accounts Receivable shall be returned to Seller for collection.


                                   ARTICLE 9
                              COVENANTS OF SELLER
                              -------------------

     9.1  Seller's Pre-Closing Covenants'.  Seller covenants and agrees with
          -------------------------------
respect to the Stations that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall act in accordance with the following:

          9.1.1 Seller shall conduct the business and operations of the Stations in the ordinary course of business consistent with past practice;

          9.1.2 Seller shall operate the Stations in all material respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in
Schedule 7.4 to expire, be surrendered, adversely modified (other than as set
------------
forth in Schedule 7.4 or as specifically permitted by this Agreement), or
         ------------
otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

          9.1.3 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyer thereof and will use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

          9.1.4 Seller shall not, other than in the ordinary course of business in accordance with past practices: (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Station Assets, except as permitted pursuant to Section 1.1.2 hereof; (b) sell broadcast time on a prepaid basis with regard to the Stations; (c) change the advertising rates in effect as of the date hereof; (d) create, assume or permit to exist any Liens or rights affecting any of the Station Assets, except for those in existence on the date of this Agreement and disclosed in Schedule 7.8 or Schedule 7.9; or (e) enter in
                                   ------------    ------------
any consecutive three-month period, the first such period to commence on the date hereof, into any contract or contracts with respect to the business or operation of a Station that would impose an obligation on Buyer in excess of $50,000 per annum individually or $100,000 per annum in the aggregate without obtaining Buyer's consent thereto.

          9.1.5 In order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Stations, Seller shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records, environmental audits, real estate, buildings and equipment relating to the Stations and, with Seller's prior consent, which shall not be unreasonably withheld, to the Stations' employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof that Buyer may reasonably request, it being understood that such access, information and copies may be limited as Seller reasonably deems appropriate in light of Buyer's and/or its Affiliates ownership or potential ownership of radio stations that will compete with Seller's or its Affiliates' remaining stations in the market. The rights of Buyer under this Section 9.1.5 shall be exercised at Buyer's sole expense and shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations. Buyer may, at its sole expense and in a manner that will not disrupt or interfere with the normal business and operations of the Stations, have access to the Owned Real Estate to conduct an environmental assessment thereof. The results of the investigation and environmental assessment provided for in this Section 9.1.5 shall not under any circumstances give rise to a right on the part of Buyer to terminate this Agreement, adjust the Purchase Price, or receive any other remedy from Seller, provided that no inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations and warranties in Section 7.11 hereof or be deemed to constitute a waiver of any of those representations and warranties.

          9.1.6 Seller shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, any amount then owing by Seller to such third party or the reasonable expenses incurred by such third party in connection with such assignment).

     9.2  Notification.  Seller will provide Buyer prompt written notice of
          ------------
any material change in the information contained in the representations and warranties made by it in Article 7. Seller agrees to promptly notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby.

     9.3  No Inconsistent Action.  Seller shall not take any action which is
          ----------------------
materially inconsistent with its obligations under this Agreement, or take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could unreasonably hinder or delay the consummation of the transactions contemplated by this Agreement.

     9.4  Closing.  Subject to Section 10.8 and Article 12 hereof, on the
          -------
Closing Date Seller shall transfer, convey, assign and deliver to Buyer the Station Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

     9.5  Cooperation with Respect to Financial Information.  Between the date
          -------------------------------------------------
hereof and the Closing Date, Seller shall cooperate and shall cause its independent accounting firm to cooperate with Buyer, at Buyer's expense (including reimbursement of actual expenses reasonably incurred by Seller in connection with such cooperation), to make available to Buyer such audited financial information, or such as yet unaudited financial information in connection with auditing the same, with respect to the Stations as Buyer reasonably requests. Notwithstanding the foregoing in this Section 9.5, the results of, or information obtained in connection with, such investigation shall not under any circumstances give rise to a right on the part of Buyer to terminate this Agreement, adjust the Purchase Price, or receive any other remedy from Seller.


                                  ARTICLE 10
                                JOINT COVENANTS
                                ---------------

     Buyer and Seller hereby covenant and agree that between the date hereof and the Closing Date, each shall act in accordance with the following:

     10.1  Confidentiality.
           ---------------

          10.1.1 Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, the parties hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"); provided however, the disclosing party shall be responsible for all actions or omissions of such Representatives with regard to Representatives' breach of this Section 10.1. Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement, and not for any competitive purpose or advantage detrimental to the other party hereto or its Affiliates. If the transactions contemplated hereby are not consummated for any reason, each party shall (i) return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information (and any derivative work product) obtained from such other party in connection with this Agreement and the transactions contemplated hereby, and (ii) provide, upon request, a written confirmation that all Confidential Information (and derivative work product) has been returned to the other party, and that the Confidential Information was used solely in connection with the transactions contemplated by this Agreement.

          10.1.2 Notwithstanding anything contained in Section 10.1.1, no party shall be required to keep confidential or return any Confidential Information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents;
(c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

          10.1.3 Notwithstanding anything to the contrary in this Agreement, Buyer, Seller and the Affiliates of either shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as Buyer, Seller or the Affiliates of either deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and
(ii) any and all statements Buyer or Seller deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. Buyer and Seller shall each use reasonable efforts to provide the other with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the sole judgment of Buyer or Seller reasonably exercised, substantially similar to the content of a Release previously provided, the issuer of such release shall have no obligation to provide the other party with a copy of such Release. Each party may make comments to the other with respect to any such Releases provided to it, provided however, the party receiving such comments is not required to incorporate any such comments into the Releases.

     10.2  Cooperation.  Subject to express limitations contained elsewhere
           -----------
herein, Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

     10.3  Control of Stations.  Buyer shall not, directly or indirectly,
           -------------------
control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all the Stations' programs, employees and policies, shall be the sole responsibility of Seller.

     10.4  Consents to Assignment.  To the extent that any Contract identified
           ----------------------
in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing to the transfer and assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

     10.5  Filings.  In addition to the covenants of the parties set forth in
           -------
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC or to be filed under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

     10.6  Employee Matters.  Except for the retained employees set forth on
           ----------------
Schedule 10.6, the parties acknowledge and agree that Buyer shall have the right
-------------
(but not the obligation) to interview and to elect which of the employees, if any, of Seller set forth on Schedule 7.13 that it will hire (who, once hired,
                            -------------
shall be referred to as "Hired Employees"). In that regard and solely with respect to the employees set forth on Schedule 7.13, Seller shall provide Buyer
                                      -------------
access to its personnel records and personnel files, and shall provide such other information regarding such employees as Buyer may reasonably request prior to the Closing Date. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees of Seller through the Closing Date. Buyer shall cause all Hired Employees as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate; provided, however, that, to the extent permitted under such plans with respect
--------  -------
to Hired Employees, all Hired Employees and their spouses and dependents shall be eligible for coverage immediately after the Closing Date and shall not be excluded from coverage on account of any condition that was not a pre-existing condition for such person when employed by Seller. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which a Hired Employee may be eligible after the Closing, Buyer shall ensure that service by such Hired Employee with Seller shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each Hired Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Hired Employee and his or her dependents for the current plan year under a plan maintained by Seller.

     10.7  Section 1031 Asset Exchange.  Buyer acknowledges that Seller may
           ---------------------------
designate that the transfer of the Station Assets contemplated by this Agreement will be part of an exchange of assets that will qualify, pursuant to Section 1031 of the Internal Revenue Code and regulations thereunder, as a deferred like-kind exchange by Seller. It is expressly acknowledged that Seller, its assignee or transferee, may, at or prior to Closing, assign its rights (in whole or in part) under this Agreement to a qualified intermediary as defined in Treasury regulation section 1.1031(k)-1(g)(4), or a similar entity or arrangement ("Qualified Intermediary"), subject to all of Seller's rights and obligations herein and shall promptly provide written notice of such assignment to Buyer. Buyer shall cooperate with the reasonable requests of the Seller's Qualified Intermediary in arranging and effecting this exchange and any additional exchange as would qualify under Section 1031 of the Internal Revenue Code. Without limiting the generality of the foregoing, if Seller has given notice of its intention to effect an exchange using a Qualified Intermediary, Buyer shall promptly provide Seller with written acknowledgment of such notice. If requested by Seller, Buyer shall pay the Purchase Price for the Station Assets to the Qualified Intermediary of Seller (and not to Seller), and such payment shall satisfy the obligations of Buyer to make payment of the Purchase Price herein. Seller's assignment to a Qualified Intermediary will not relieve Seller of any of its duties or obligations herein. Except for the obligations of Buyer set forth in this Section, Buyer shall not have any liability or obligation to Seller for the failure of the contemplated exchange to qualify as a like kind exchange under Section 1031 of the Internal Revenue Code unless such failure is the result of the material breach by Buyer of its representations, warranties, covenants and obligations herein.

          10.8  Trust.  Seller and Buyer hereby agree that Seller may, at
                -----
Seller's option and with prior FCC approval, assign the assets and licenses of the Stations to the Trustee who would operate and maintain the Stations between the closing under the Jacor Agreement and the Closing Date hereunder, pursuant to the Trust, and upon such circumstances, the Trustee would be charged with consummation of the transactions contemplated hereunder on Seller's behalf and would be required to perform Seller's duties and obligations hereunder with respect to the Station Assets held in the Trust.

     10.9  Studio Location.  For a period not to exceed sixty (60) days from
           ---------------
and after the Closing Date, Buyer shall be entitled to use the existing studios located at 1041 Huron Road (the "Existing Studios") in common with the FCC licensee of WNCX-FM. During such period, Buyer shall pay to the FCC licensee of WNCX-FM Buyer's proportionate share of the rent and customary pass-throughs of costs or expenses incurred in relation to the Existing Studios, and shall cooperate with Seller and the FCC licensee of WNCX-FM in the sharing of the Existing Studios.

     10.10  Lease With Purchaser of WNCX-FM.    From and after Closing, Buyer
            -------------------------------
shall lease to the FCC licensee of WNCX-FM a portion of the WERE Tower Property comprised of real property and transmitter building space for: (a) the tower, satellite dish and transmission facilities of WNCX-FM, in perpetuity rent-free (but with customary pass-throughs of proportionate costs or expenses) and together with rights of access to the lessee and other terms customary or reasonably appropriate for a lease of such kind, (b) the transmission facilities of Educational Television Association of Metropolitan Cleveland under leases relating to WVIZ-TV, and (c) the transmission facilities of Ohio Music Corporation pursuant to Agreements dated on or about 12/4/81 and 8/20/85. Such lease (the "WNCX Lease") shall be executed and delivered at Closing by Buyer, as lessor, and either Seller or the licensee of WNCX-FM, as lessee, and shall be freely assignable to any subsequent licensee of WNCX-FM. Seller agrees to use its best efforts to assist Buyer to complete negotiation of the WNCX Lease.


                                  ARTICLE 11
                        CONDITIONS OF CLOSING BY BUYER
                        ------------------------------

     The obligations of Buyer hereunder are, at its option, subject to satisfaction, on or prior to the Closing Date or such earlier date as specifically provided below, of each of the following conditions:

     11.1  Representations, Warranties and Covenants.
           -----------------------------------------

          11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

          11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

          11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by an authorized officer of Seller to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     11.2  Governmental Consents.  The FCC Consent and DOJ Consent shall have
           ---------------------
been obtained, and neither consent shall impose any condition materially adverse to Buyer, and any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed or been terminated.

     11.3  Trust.  If the Stations are transferred into the Trust, the Trustee
           -----
shall have assigned, or shall assign concurrently with the Transfer from the Trust to Buyer, the assets and licenses of the Stations which comprise all or part of the Station Assets to Buyer in accordance with this Agreement.

     11.4  Governmental Authorizations.  Seller shall be the holder of the
           ---------------------------
Stations Licenses, and there shall not have been any modification (other than as specifically permitted by this Agreement) of any of such licenses, permits and other authorizations which has a material adverse effect on the Stations or the operations thereof.

     11.5  Adverse Proceedings.  No suit, action, claim or governmental
           -------------------
proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

                                  ARTICLE 12
                        CONDITIONS OF CLOSING BY SELLER
                        -------------------------------

     The obligations of Seller hereunder are, at its option, subject to satisfaction, on or prior to the Closing Date, of each of the following conditions:

     12.1  Representations, Warranties and Covenants.
           -----------------------------------------

          12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

          12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

          12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, to the effect that:
(a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     12.2  Governmental Consents.  The FCC Consent and DOJ Consent shall have
           ---------------------
been obtained, and neither consent shall impose any condition materially adverse to Seller, and any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed or been terminated.

     12.3  Adverse Proceedings.  No suit, action, claim or governmental
           -------------------
proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) is a petition of bankruptcy by or against Buyer, an assignment by Buyer for the benefit of its creditors, or other similar proceeding.

     12.4   Jacor Closing.  The transactions that are the subject of the Jacor
            -------------
Agreement shall have been consummated.

     12.5  Trust.  If the Stations are transferred into the Trust, the Trustee
           -----
shall have assigned, or shall assign concurrently with the Transfer from the Trust to Buyer, the assets and licenses of the Stations which comprise all or part of the Station Assets to Buyer in accordance with this Agreement.

     12.6  WNCX Lease.  The form of the WNCX Lease shall have been agreed upon
           ----------
to Seller's reasonable satisfaction.



                                  ARTICLE 13
                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

     13.1  Expenses.  Except as set forth in Section 13.2 and 13.3 hereof or
           --------
otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

     13.2  Transfer Taxes and Similar Charges.  All costs of transferring the
           ----------------------------------
Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid by Buyer.

     13.3  Governmental Filing or Grant Fees.  Any filing or grant fees
           ---------------------------------
imposed by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid equally by Buyer and Seller; provided however, that any HSR Act filing fees and expenses shall be paid by Buyer.

                                  ARTICLE 14
                     DOCUMENTS TO BE DELIVERED AT CLOSING
                     ------------------------------------

     14.1  Seller's Documents'.  At the Closing, Seller shall deliver or cause
           -------------------
to be delivered to Buyer the following:

          14.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

          14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

          14.1.3 Such certificates, bills of sale, assignments, general warranty deeds, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and Lien releases, all in form satisfactory to Buyer, as shall be effective to vest in Buyer good and marketable title in and to the Station Assets, free and clear of all Liens, except for Permitted Liens.

          14.1.4  An Assignment and Assumption Agreement in the form of Exhibit
                                                                        -------
C effectuating the assignment and assumption of the Assumed Liabilities (the
-
"Assignment and Assumption Agreement").

          14.1.5 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyer; and

          14.1.6 Such additional information, materials, agreements, documents and instruments as Buyer and its counsel may reasonably request in order to consummate the Closing.

     14.2  Buyer's Documents'.  At the Closing, Buyer shall deliver or cause
           ------------------
to be delivered to Seller the following:

          14.2.1 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

          14.2.2 A certificate of Buyer, dated the Closing Date, in the form described in Section 12.1.3.

          14.2.3  The Assignment and Assumption Agreement;

          14.2.4  The Purchase Price in accordance with Section 3.1 hereof;

          14.2.5 Such additional information, materials, agreements, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing;

          14.2.6  The WNCX Lease; and

          14.2.7 An agreement between Arbitron and Radio One, Inc. for Arbitron services to the Stations from Closing through December 31, 2000 at the rates already disclosed and on the standard Arbitron form of agreement.


                                  ARTICLE 15
                        SURVIVAL; INDEMNIFICATION; ETC.
                        -------------------------------

     15.1  Survival of Representations, Etc.  It is the express intention and
           --------------------------------
agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) for a period of six (6) months from the Closing Date. The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Agreements or Warranties as set forth herein, provided and subject to the condition that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration. Notwithstanding the foregoing in this Section 15.1, the provisions of Section 1.4 shall survive Closing for the period set forth therein.

     15.2  Indemnification.
           ---------------

          15.2.1 From and after the Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or related to: (a) any breach of the Agreements or Warranties given or made by Seller in this Agreement; and (b) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Station Assets prior to the Closing Date; provided, however, that (i) Seller shall have no liability to
              -----------------
Buyer hereunder until, and only to the extent that, Buyer's aggregate Damages exceed Three Hundred Seventy-Five Thousand Dollars ($375,000), and (ii) the maximum liability of Seller hereunder shall be One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding the foregoing, the limitations set forth in Section 15.2.1(i) shall not apply to Seller's obligations pursuant to Section
1.4 and Schedule 7.8 ((S) C.2).

          15.2.2 From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements or Warranties given or made by Buyer in this Agreement; (b) the Assumed Liabilities; and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Station Assets on or after the Closing Date; provided, however, that (i) Buyer shall have no liability to
              --------  -------
Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed Three Hundred Seventy-Five Thousand Dollars ($375,000), and (ii) the maximum liability of Buyer hereunder shall be One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding the foregoing, the limitations set forth in Section 15.2.2(i) shall not apply to Buyer's obligations pursuant to Sections
1.4 and 2.1.

     15.3  Procedures; Third Party and Direct Indemnification Claims.  The
           ---------------------------------------------------------
indemnified party agrees to give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced.

     The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

          15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

          15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within twenty (20) days after written notice, which notice shall include sufficient description of background information explaining the basis for such Claim, shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

          15.3.3  Anything in this Section 15.3 to the contrary notwithstanding:
(a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

          15.3.4 The parties agree that all claims not disputed by the indemnifying party shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within twenty (20) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. As used in this Section 15.3.4, a final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

          15.3.5 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.


                                  ARTICLE 16
                              TERMINATION RIGHTS
                              ------------------

     16.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
Closing as follows:

          16.1.1 Upon the mutual written consent of Buyer and Seller on such terms and conditions as so agreed;

          16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; provided, however, that with respect to breaches which cannot reasonably be cured within such thirty day period, Buyer shall have no right to terminate pursuant to this paragraph so long as Seller is diligently continuing to cure such breach and such breach or default is cured within forty-five (45) days of the date of notice of breach or default;

          16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; provided, however, that with respect to breaches which cannot reasonably be cured within such thirty day period, Seller shall have no right to terminate pursuant to this paragraph so long as Buyer is diligently continuing to cure such breach and such breach or default is cured within forty-five (45) days of the date of notice of breach or default;

          16.1.4 By written notice of Buyer to Seller, or by Seller to Buyer, if the FCC denies the FCC Application or designates it for a trial-type hearing;

          16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          16.1.6 By written notice of Seller to Buyer if the Closing shall not have been consummated on or before August 1, 1999;

          16.1.7 By written notice of Seller to Buyer if the Jacor Agreement is terminated or expires pursuant to its terms;

          16.1.8 By written notice of Seller to Buyer if the DOJ Consent is not obtained, or is denied or rescinded;

          16.1.9 By written notice of Seller to Buyer, or of Buyer to Seller, if the Closing has not occurred on or before May 1, 2000; or

          16.1.10 By written notice of Seller to Buyer if, at a time when the conditions set forth in Article 11 have been satisfied, the condition set forth in Section 12.6 has not been satisfied.

          Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

     16.2.  Liability.  Except as set forth in Section 16.4 below, the
            ---------
termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

     16.3.  Monetary Damages, Specific Performance and Other Remedies.  The
            ---------------------------------------------------------
parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches ("Breaching Party") such that the Closing has not occurred, monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it; provided, however, that Seller may elect to recover liquidated
                 --------  -------
damages in lieu of obtaining specific performance, or vice versa, in accordance with Section 16.4. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party; provided that, the Non-Breaching Party is successful in such lawsuit.

     16.4  Seller's Liquidated Damages'. Subject to Section 16.3, in the event
           ----------------------------
this Agreement is terminated by Seller due to a material breach hereof by Buyer, and Seller is not at that time in material breach hereof, then Buyer shall pay to Seller the Escrow Deposit, plus interest accrued thereon, which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Except in the case of the remedy of specific performance and damages as set forth in Section 16.3, which, if chosen by Seller, shall preclude Seller from receiving liquidated damages, recovery of liquidated damages shall be the sole and exclusive remedy of the Seller against the Buyer as a result of the Buyer's material breach hereof, regardless of the actual amount of damages sustained, and all other remedies are deemed waived by the Seller.

     16.5  Survival.  Notwithstanding anything contained herein to the
           --------
contrary, Sections 10.1 and 13.1 shall survive any termination of this Agreement.


                                  ARTICLE 17
                           MISCELLANEOUS PROVISIONS
                           ------------------------

     17.1  Casualty Loss.  In the event any loss or damage of the Station
           -------------
Assets exists on the Closing Date, Buyer and Seller shall consummate the transaction on the Closing Date and Seller shall assign to Buyer the proceeds of any insurance payable to Seller on account of such damage or loss.

     17.2  Certain Interpretive Matters and Definitions.  Unless the context
           --------------------------------------------
otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof; (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

     17.3  Further Assurances.
           ------------------

          17.3.1  Generally.  After the Closing, Seller shall from time to time,
                  ---------
at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Station Assets, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

          17.3.2  Cooperation with Respect to Financial and Tax Matters.  From
                  -----------------------------------------------------
the date of Closing, and for a period of three (3) years thereafter, Seller and Buyer shall cooperate, and each shall cause its respective independent accounting firm to cooperate, at the expense (including reimbursement of actual expenses reasonably incurred by the party from whom such cooperation is requested in connection with such cooperation) of the party making a request, to provide such information as the other party hereto shall reasonably request for preparation of documentation to fulfill its reporting requirements to governmental agencies, including with respect to income, franchise, sales, use, property, excise, payroll and other tax returns.

     17.4  Benefit and Assignment.  This Agreement shall be binding upon and
           ----------------------
shall inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the provisions of Section 10.7 with respect to the Seller assigning its rights (in whole or in part) under this Agreement to a Qualified Intermediary, and provided that Seller shall be permitted to sell, assign and/or transfer some or all of the Station Assets and/or this Agreement (in whole or in part) to its designee, assignee, trustee or other entity if it determines that it would be advisable to make such a transfer in order to make more certain or otherwise facilitate the consummation of the transactions contemplated hereby or the transactions contemplated by the Jacor Agreement ("Permitted Assignment"), neither party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party hereto. Buyer shall not be permitted to assign its rights under this Agreement without the express written consent of Seller, provided that Buyer may assign this Agreement to its primary lenders under its June 30, 1998 Credit Agreement, or any successor Credit Agreement, as collateral for any indebtedness incurred pursuant to such Credit Agreement. Buyer agrees with respect to any Permitted Assignment that it shall take all such actions as are reasonably requested by Seller to effectuate such Permitted Assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

     17.5  Amendments.  No amendment, waiver of compliance with any provision
           ----------
or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.6  Headings.  The headings set forth in this Agreement are for
           --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.7  Governing Law.  The construction and performance of this Agreement
           -------------
shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. Any action, suit or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in Hamilton County, Ohio.

     17.8  Notices.  Any notice, demand or request required or permitted to be
           -------
given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

          If to Seller:  Clear Channel Broadcasting, Inc.
                         Clear Channel Broadcasting Licenses, Inc.
                         200 Concord Plaza
                         Suite 600
                         San Antonio, TX 78216
                         Attention:  Kenneth E. Wyker, Esq.
                         Senior Vice President/Legal Affairs
                         Fax:  210-822-2299

          and            Jacor Communications, Inc.
                         50 East RiverCenter Boulevard, 12th Floor
                         Covington, Kentucky   41011
                         Attention: Paul F. Solomon
                         Senior Vice President and General Counsel
                         Fax:  606-655-9356

          Copy to:       Wiley, Rein & Fielding
                         1776 K Street, N.W.
                         Washington, D.C.  20006
                         Attention:  Richard J. Bodorff, Esq.
                         Fax:  202-719-7049

          To Buyer:      Radio One, Inc.
                         5900 Princess Garden Parkway, 8th Floor
                         Lanham, MD 20706
                         Attention:  Alfred C. Liggins
                                     CEO/President
                         Fax:  301-306-9694

          Copies to:     Radio One, Inc.
                         5900 Princess Garden Parkway, 8th Floor
                         Lanham, MD 20706
                         Attention:  Linda J. Eckard
                         Fax:  301-306-9638

                         Radio One, Inc.
                         5900 Princess Garden Parkway, 8th Floor
                         Lanham, MD 20706
                         Attention: Scott Royster
                         Fax: 301-306-9426

     17.9  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     17.10  No Third Party Beneficiaries.  Nothing herein expressed or implied
            ----------------------------
is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     17.11  Severability.  The parties agree that if one or more provisions
            ------------
contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

     17.12  Entire Agreement.  This Agreement and the Exhibits hereto embody
            ----------------
the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

                        [SIGNATURES ON FOLLOWING PAGE]

                 SIGNATURE PAGE FOR ASSETS PURCHASE AGREEMENT
                  --------------------------------------------



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              SELLER:

                              CLEAR CHANNEL BROADCASTING, INC.


                              By:    /s/ Mark P. Mays
                                     ____________________________________
                              Name:  Mark P. Mays
                                     ____________________________________
                              Title:
                                     ____________________________________

                              CLEAR CHANNEL BROADCASTING LICENSES, INC.


                              By:    /s/ Mark P. Mays
                                     ____________________________________
                              Name:  Mark P. Mays
                                     ____________________________________
                              Title:
                                     ____________________________________


                              BUYER:

                              RADIO ONE, INC.


                              By:    /s/ Alfred C. Liggins, III
                                     ____________________________________
                              Name:  Alfred C. Liggins
                              Title: President